Exhibit 10.8

RESEARCH AND LICENSE AGREEMENT

This Research and License Agreement (“Agreement”) is made this 22nd day of January, 2015 (the “Effective Date”), by and between:

RAMOT AT TEL AVIV UNIVERSITY LTD. of P.O.B. 39296, Tel-Aviv 6139001, Israel (“Ramot”), on the first part; and

KADIMASTEM LTD., of 7 Sapir St., Weizmann Science Park, Ness-Ziona 74140, Israel; (the “Company”), of the second part;

(Each of Ramot and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:	the Company is in the business of the development and commercialization of stem cell-based therapeutics and has developed vast proprietary technologies, materials and know-how for the development of therapeutic products for the treatment of diabetes;

WHEREAS:	pursuant to the Tel-Aviv University Regulations for Inventions, Patents and their Commercialization, the rights and title to “Service Inventions” as defined therein, vest solely with Ramot; and

WHEREAS:	the Company is interested in the performance of research, by and under the supervision of Prof. Shimon Efrat (the “Researcher”) at Tel-Aviv University, as specified in the research program attached hereto as Appendix A; and is willing to finance the performance of such research in accordance with the budget set out in Appendix A; and

WHEREAS:	the Company is interested in engaging the Researcher as consultant of the Company and member of its Scientific Advisory Board;

WHEREAS:	the Company wishes to obtain a license from Ramot for the Licensed Technology (as defined herein) for the further development and commercialization of stem cell-based products in the Field (as defined below); and

WHEREAS:	Ramot agrees to grant the Company such a license and the rights set forth herein, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendixes and schedules to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms and the use of the term “or” shall mean “and/or” and any reference to the term “sale” shall include the sale, lease, rental, or other disposal of any Product.

1.3.	The headings of the Sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1.	“Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company. “Control” shall mean the holding of more than fifty percent (50%) of (i) the equity, or (ii) the voting rights of the relevant entity.

1.4.2.	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.4.3.	“Calendar Year” shall mean successive one year periods beginning on January 1 and ending on December 31 for so long as this Agreement is in effect.

1.4.4.	“Change in Control” shall mean any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding share capital of the Company following such transaction or series of related transactions is held by a person or entity or group of persons or entities (related contractually or otherwise), other than existing shareholders of the Company.

1.4.5.	“Commercialization and Development Plan” shall mean a reasonable plan for the development and commercialization of Products as shall be agreed by the Parties in good faith following the completion of the Research and shall be attached hereto as Appendix B, as such plan may be amended from time to time pursuant to Section 4.2.

1.4.6.	“Company Information” shall mean the results of activities in the Field carried out by the Company or by third parties at the direction of the Company (other than TAU’s personnel) and, including any and all inventions, patents or patent applications, products, materials, methods, discoveries, compositions, software, algorithms, processes, techniques, assays, know-how, data, information and other results, improvements, changes, derivatives and additions to the Licensed Technology, and further including any governmental or regulatory filing submitted, or approval, license, registration, or authorization obtained, by or on behalf of the Company, an Affiliate or Sublicensee in respect of the Products, as well as any other information, data, material, results, devices and know-how arising from activities in the Field other than activities made by TAU’s personnel; notwithstanding anything to the contrary contained herein, (a) the Consultation Results; and/or (b) the results of any activities in the Field performed by TAU personnel and/or using the facilities, materials and/or equipment of Ramot and/or TAU under a separate services agreement between Ramot and the Company, shall also be considered to be Company Information.

1.4.7.	“Consultation Results” shall have the meaning ascribed to such term in the Consulting Agreements.

1.4.8.	“Consultation Services” shall mean any research activities or services (including consulting services) relating to the Licensed Technology or Products, other than the Research, that are undertaken for the Company, its Affiliates or its Sublicensees outside the facilities of TAU and without using any of their facilities, by the Researcher or any other faculty member, student or employee of TAU or Ramot that are members of the Researcher’s team, during any period of his employment and a period of one year thereafter and that relate to the Licensed Technology or Products, whether such activities or services are undertaken as an independent contractor or as an employee of the Company. The services performed under the Consulting Agreement during the term of this Agreement constitute Consultation Services.

1.4.9.	“Consulting Agreement” shall have the meaning ascribed to such term in Section 2.7.

1.4.10.	“End User” means the first entity, that is not the Company, any Affiliate or any Sublicensee, which is invoiced (under an arms length business relationship) for any sales, leases or other transfers of Products.

1.4.11.	“Exit Event” shall mean the first transaction or the first series of transactions, producing in a combined fashion, one event which is (a) a merger or acquisition type transaction involving the sale of all or a majority of the shares of the Company to the acquiring company or merged entity or a Change in Control of the Company; or (b) a transaction in which all or substantially all of the assets of the Company are sold.

1.4.12.	“FDA” shall mean the United States Food and Drug Administration, or the successor federal agency thereto.

1.4.13.	“Field” shall mean the treatment of diabetes.

1.4.14.	“First Commercial Sale” shall mean the first sale of a Product by the Company, an Affiliate or a Sublicensee after the receipt of any required regulatory approval to market and sell such Product. Notwithstanding the foregoing and for the avoidance of doubt, sales of Products for the purposes of drug screening, clinical trials or other testing and samples in reasonable quantities prior to a First Commercial Sale shall not be considered a First Commercial Sale.

1.4.15.	“IND” shall mean the investigational new drug application relating to a Licensed Product filed with the FDA pursuant to 21 C.F.R. Part 312, including any amendments thereto.

1.4.16.	“Joint Consultation Inventions” shall have the meaning ascribed to such term in the Consulting Agreement;

1.4.17.	“Joint Know-How” shall mean any Know-How that is jointly discovered, generated, or obtained in the course of the performance of the Research by, or on behalf of (a) the Researcher or any other faculty member, student or employee of TAU, and (b) one or more employees, consultants or contractors of the Company other than any of the persons described in (a) above.

1.4.18.	“Joint Patents” shall mean any patents or patent applications that claim, and only to the extent they so claim, any Joint Know-How or Joint Consultation Inventions. For the purposes of this definition, the US law applicable to determining joint inventorship shall apply.

1.4.19.	“Joint Technology” shall mean the Joint Know-How, Joint Consultation Inventions and the Joint Patents.

1.4.20.	“Know-How” shall mean any non public (at the time of first use by the Company, provided that any Know-How that was non-public at the time of its disclosure to the Company did not become public as a result of a breach of this Agreement by Ramot, TAU and/or the Researcher) discoveries, inventions (whether patentable or not), materials, information, data, designs, formulae, ideas, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from, ethical committees and regulatory authorities.

1.4.21.	“License” shall have the meaning ascribed thereto in Section 3.1 below.

1.4.22.	“Licensed Know-How” shall mean the Research Results other than the Joint Know-How.

1.4.23.	“Licensed Patents” (i) all patent applications claiming the Research Results that are filed as a result of the performance of the Research, other than Joint Patents, (ii) all divisional, continuation, and continuation –in-part applications of the foregoing applications, (iii) all patents issuing from any of the foregoing applications, and (iv) all reissues, reexaminations, extensions and restorations of any of the foregoing patents.

1.4.24.	“Licensed Technology” shall mean (i) the Licensed Patents; (ii) the Licensed Know-How; and (iii) Licensor’s rights in the Joint Technology.

1.4.25.	“Licensor” shall mean Ramot.

1.4.26.	“Net Sales” shall mean (a) the gross amount invoiced by the Company, an Affiliate and its Sublicensee on sales, leases or other transfers of Products to an End User; (b) the fair market value of non-monetary consideration received in connection with such sales; in each case after deduction of: (i) commercially reasonable discounts, commissions, rebates and return credits; and (ii) to the extent separately stated in the invoices, costs of insurance and transportation expenses (including packaging, shipping and freight), and (iii) to the extent separately stated in the invoices, sales taxes, including VAT, custom, duties or other governmental charges levied on the production, sale, transportation, import or export, delivery or use of a Product.

In the event of sales made through a distributor, or marketing agent, such sales shall be deemed Net Sales for the purposes of this Agreement but any sales to such person or entity shall not be considered as Net Sales.

In the event of sales or deductions not made at “arms-length”, then for the purpose of calculation of Royalties, Net Sales shall be calculated in accordance with arms-length prices for sale of Products to an independent third party purchaser and arms-length deductions, to be determined by the current market conditions, or in the absence of such conditions, according to the assessment of a independent appraiser to be jointly selected by the Licensor and the Company and paid for by the Company.

With respect to sales by the Company, its Affiliate or Sublicensee, as applicable, to any Affiliate or Sublicensee, as the case may be, the term “Net Sales” shall mean the amount received by such Affiliate or Sublicensee on resale of Products to an independent third party after deduction of the items specified above, to the extent applicable.

1.4.27.	“Patent Challenge” shall mean any action before any patent office, court or other tribunal or agency, challenging the validity, patentability, enforceability and/or scope of any of the Licensed Patents or Joint Patents (including without limitation through an interference or reexamination procedures).

1.4.28.	“Products” shall mean Product A and/or Product B.

1.4.29.	“Product A” shall mean a therapeutic product in the Field derived from pluripotent stem cells other than Product B.

1.4.30.	“Product B” shall mean a therapeutic product in the Field derived from pluripotent stem cells that incorporates, contains, is covered by, is developed or manufactured with the use of, or is derived from, the Licensed Patents and/or the Joint Patents, including, for avoidance of doubt, any service in the Field derived from pluripotent stem cells that uses or is based on or is directly facilitated or supported by the use of the Licensed Patents and/or the Joint Patents, whether or not it incorporates, contains, is covered by, is developed or manufactured with the use of, or is derived from the Licensed Know-How and/or Joint Know-How.

1.4.31.	“Reasonable Commercial Efforts” shall mean a level of efforts and resources consistent with good business practice and standards that a company in the stem cells - based industry would devote to research, develop or commercialize (as appropriate) a product for a similar use and of similar market potential at a similar stage in its product life as that of a Product.

1.4.32.	“Reporting Period” shall mean Calendar Quarter; provided that if a Sublicensee provides Company with reports, accounting and payments regarding Net Sales and Sublicense Consideration in longer intervals, such as once or twice a Calendar Year, “Reporting Period” shall mean as of the date of such Sublicense Agreement the longer interval.

1.4.33.	“Representatives” shall mean employees, researchers, officers, agents, subcontractors, sublicensees, consultants, and/or any other person or entity acting on a Party’s behalf.

1.4.34.	“Research” shall mean the research to be conducted by the Researcher pursuant to the Research Program.

1.4.35.	“Research Program” shall mean the program under which each Research shall be carried out and conducted by the Researcher, attached hereto as Appendix A, as may be amended from time to time in accordance with the terms hereof.

1.4.36.	“Research Results” shall mean any inventions, products, materials, compounds, compositions, substances, methods, processes, techniques, assays, know-how, data, information, discoveries and other results of whatsoever nature, discovered or developed during and by the performance of the Research, including any patent applications and patents claiming such inventions.

1.4.37.	“Royalties” shall have the meaning ascribed thereto in Section 7.1.1 below.

1.4.38.	“Royalty Period” shall have the meaning ascribed thereto in Section 7.3 below.

1.4.39.	“Subcontracting Agreement” shall mean a bona fide subcontracting agreement pursuant to which a contractor (including a CRO or an academic or research institution) is engaged for the purpose of research, developing, manufacturing, marketing, distributing or selling any of the Products (or part thereof) on the Company’s behalf, for monetary consideration and the term “Subcontractor” shall be construed accordingly and provided that (i) any act or omission by such Subcontractor shall be deemed an act or omission of the Company for the purposes of this Agreement, (ii) such Subcontractor shall not be entitled to exercise any of the rights granted to the Company under this Agreement for its own account, or to grant any such rights to any third person or entity (except to its own employees, consultants, subcontractors and agents for the fulfillment of its obligations under such Subcontracting Agreement), and (iii) such Subcontractor shall not pay any compensation to the Company for the grant of such Subcontracting Agreement or the right to provide such services.

1.4.40.	“Sublicense” shall mean any grant by the Company, its Affiliates or Sublicensees of any of the rights granted under this Agreement or any part thereof or of any of the Company’s rights with respect to Product A; including the right to develop, manufacture, market, sell or distribute Products, it being agreed that with the exception of Sublicenses granted to Affiliates of the Company, such Sublicenses shall only be made for consideration and in bona-fide arm’s length transactions, excluding (i) an agreement with any person or entity who acts as a promoter and/or agent and/or marketer and/or distributor for and on behalf of the Company and/or Affiliate for the distribution and/or marketing of Products, which shall constitute as Subcontractors, provided that the conditions set forth in subsections (i) – (iii) of the definition of “Subcontracting Agreement” are met; and (ii) a Subcontracting Agreement, and “Sublicensee” shall be construed accordingly.

1.4.41.	“Sublicense Consideration” shall mean any proceeds or other consideration actually received by the Company or an Affiliate from a Sublicensee for the grant of a Sublicense or an option for a Sublicense, except amounts received by the Company which constitute royalties based on Net Sales by Sublicensees in respect of which the Company is required to pay Royalties to the Licensor.

1.4.42.	“Sublicense Fees” shall have the meaning ascribed thereto in Section 7.1.2 below.

1.4.43.	“Territory” shall mean worldwide.

1.4.44.	in this Agreement, the terms “Agreement”, “Effective Date”, “Ramot” “Company”, a “Party”, the “Parties”, and “Researcher”, shall bear the definitions assigned to them respectively in the heading or in the preamble hereto, as the case may be.

2.	The Research; Consulting Services

2.1.	The Company hereby undertakes to finance performance of the Research during a period of twenty four (24) months beginning on the Effective Date (the “Research Period”) in accordance with the Research Program attached hereto as Appendix A or any amendment thereof.

2.2.	The Research shall be conducted by and under the supervision of the Researcher as set forth in the Research Program. The Company shall have the right to terminate this Agreement and/or the Research if the Researcher becomes unavailable. Ramot shall have no liability in connection with such termination except for the reimbursement of the Company of any unexpended and uncommitted funds; committed funds which can reasonably be cancelled or mitigated shall also be refunded.

2.3.	In addition to the Company’s right to terminate the Research pursuant to Section 2.2 above, (i) Company will have the right to terminate the second year of the Research, by sending a written notice to Ramot within 30 (thirty) days following the receipt of the First Year Report (as set forth in Section 2.5 below) for any reason whatsoever; and (ii) Company will have the right to terminate the second half of the second year of the Research, by sending a written notice to Ramot within 30 (thirty) days following the receipt of the Second Year Report (as set forth in Section 2.5 below) for any reason whatsoever. In case of such early termination, the Company shall pay for all Research performed until the effective date of the termination and for all reasonable substantiated expenses incurred by Ramot in connection with irrevocable commitments relating to the Research which cannot reasonably be mitigated.

2.4.	As compensation to Ramot for procuring the conduct of the Research, subject to any earlier termination of the Research pursuant to Section 2.2 and 2.3 above, the Company shall pay Ramot the total sum of One Hundred Thousand US Dollars ($100,000) (the “Research Budget”) as further detailed in Appendix A, payable in Four (4) equal installments of Twenty Five Thousand U.S. dollars ($25,000) each every Six (6) months of the Research beginning on the Effective Date, payable within thirty (30) days of receipt of an appropriate invoice by the Company.

2.5.	Researcher shall present the Company with a written report summarizing the results of the Research conducted by him during the performance of the Research as follows:

(i)	First Year Report following 10 (ten) months of the Effective Date;

(ii)	Second Year Report following 16 (sixteen) months of the Effective Date; and

(iii)	Final Report within 30 (thirty) days of the end of the Research Period.

The payment of the third installment under the Research Budget shall be subject to receipt of the First Year Report, it being further agreed that the Researcher shall not proceed with any Research or commit to any Research related expenses for the second year of the Research prior to the receipt by Ramot of the third installment under the Research Budget, without the prior written consent of the Company.

2.6.	Nothing contained in this Agreement shall be construed as a warranty on the part of Ramot that any results or inventions will be achieved by a Research, or that the Research Results, if any, are or will be commercially exploitable. Ramot makes no warranties whatsoever as to the commercial or scientific value of the Research Results.

2.7.	Further Research. In the event the Company and the Researcher are interested in continuing the Research beyond the Research Program or performing a further research under the supervision of Consultant, in each case relating to any of the Company’s proprietary materials owned or controlled by the Company (the “Further Research”), the Parties shall make good faith efforts to reach agreement on an appropriate research program, budget, timelines, termination options and reporting requirements and shall cooperate in an effort to obtain the necessary funding for the Further Research. The Further Research shall be performed in accordance with the terms and conditions of this Agreement, mutatis mutandis; all references in this Agreement to (a) the Research Program shall include the program for the Further Research which shall be attached to Appendix A in sequential order (A2, 3, etc..); (b) the Research Results shall include any inventions, products, materials, compounds, compositions, substances, methods, processes, techniques, assays, know-how, data, information, discoveries and other results of whatsoever nature, discovered or developed during and by the performance of the Further Research, including any patent applications and patents claiming such inventions; and (c) the Research Period and the Research Budget shall be deemed to include the period and budget of the Further Research, respectively.

2.8.	Consulting Services: The Company hereby engages the Consulting Services of the Researcher pursuant to the Consulting Agreements attached hereto as Schedule I. The Company and the Researcher agree to execute the Consulting Agreement concurrently with the execution of this Agreement (the “Consulting Agreement”).

3.	The License

3.1.	Ramot hereby grants the Company an exclusive license in the Field to make commercial use of the Licensed Technology in order to research, develop, manufacture, market, distribute and/or sell Product(s) (the “License”). For purposes of this Section 3.1, the term “exclusive” means that Ramot shall not grant such licenses or rights to any third party or to exercise any such rights itself, subject, however, to the right of Ramot, TAU, their employees, students and other researchers at TAU and at collaborating research institutions to practice the Licensed Technology and Joint Technology (i) for purposes of academic research and instruction hereof, and (ii) for the purpose of conducting the Research.

3.2.	Nothing in this Agreement shall be construed as the grant of any right or license, express or implied, in or to any patent right, Know-How or other intellectual property right owned or controlled by Ramot or TAU other than the Licensed Technology. Other than as specifically set forth in this Section 3, the Company and its Sublicensees shall not have, and shall not be entitled to grant, directly or indirectly, to any person or entity, any right of whatever nature under, or with respect to, or permitting any use or exploitation of the Licensed Technology or Joint Technology. Without in any way limiting the generality of the foregoing, the Company and Sublicensees shall not have any right under the Licensed Technology or Joint Technology to develop, manufacture, market or sell products or services other than Products in the Field.

3.3.	During the Research Period, Company’s representatives will be granted access to the Researcher’s labs, in coordination with the Researcher, in order to gain firsthand knowledge of the Licensed Technology under guidance of the Researcher and his staff. Additional technical support shall be provided in the course of the Consulting Agreements.

4.	Diligence

4.1.	The Company shall use its Reasonable Commercial Efforts, including funding consistent therewith, and/or shall cause its Affiliates or Sublicensees to use their Reasonable Commercial Efforts, including funding consistent therewith: (i) to develop Products, including in accordance with the Commercialization and Development Plan during the periods and within the timetable specified therein, (ii) to introduce Products into the commercial market and (iii) to market Products following such introduction into the market.

4.2.	Amendments to the Commercialization and Development Plan. The Company shall be entitled, from time to time, to make such adjustments to the Commercialization and Development Plan as the Company believes, in its good faith judgment, are needed in order to improve the Company’s ability to achieve commercialization of Products. The Company shall notify the Licensor promptly regarding material changes to the Commercialization and Development Plan.

4.3.	Review Meetings. The Researcher, a Company representative and a Licensor’s representative shall meet (possibly by teleconference) no less than once every six (6) months during the term of this Agreement commencing with the Effective Date, at locations and times to be mutually agreed upon by the Parties, (i) to review the progress being made under the Commercialization and Development Plan and the progress being made in any other research and development activities conducted by the Company, its Affiliates and Sublicensees relating to Products, and (ii) to review and agree upon any necessary or desired revisions to the then current Development Plan.

4.4.	Progress Reports. Within sixty (60) days after the end of each Calendar Year, the Company shall furnish the Licensor with a written report on the progress of its, its Affiliates’ and Sublicensees’ efforts during the prior year to develop and commercialize Products, including without limitation research and development efforts, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the then current year.

5.	Perpetual License

The License is perpetual and irrevocable and may be terminated only pursuant to the provisions of this Agreement.

As of the expiration of the Royalty Period, the License granted to Company in Section 3 above shall become fully paid up, no fee, and royalty-free worldwide.

6.	Sublicenses –

6.1.	Sublicense Grant. The Company shall be entitled to grant Sublicenses to third parties under the License granted pursuant to Section 3 on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. Without derogating from the foregoing, the Company shall ensure, and shall contractually require all Sublicensees to ensure, that the terms and conditions of every Sublicense do not increase the liability or obligations of the Licensor and do not derogate from any rights of the Licensor pursuant to this Agreement.

6.2.	Subject to Section 6.1 above and the other terms and conditions of this Agreement governing Sublicenses, the Sublicense Agreement may be further sublicensed through multiple tiers and it may be assigned by a Sublicensee, without the prior written consent of the Licensor. In each such case, the agreement on a multi-tier or assignment basis will be deemed a new Sublicense that is subject to all of the terms and conditions governing Sublicenses under this Agreement.

6.3.	Delivery of Sublicense Agreement. The Company shall furnish the Licensor with a fully executed copy of each Sublicense Agreement, promptly after its execution. Licensor shall keep any such copies of Sublicense Agreements in its confidential files and shall use them solely for the purpose of monitoring the Company’s and Sublicensees’ compliance with their obligations and enforcing Ramot’s rights under this Agreement.

7.	License Consideration

7.1	In consideration for the grant of the License, the Company shall pay the Licensor during the term of this Agreement the following consideration:

7.1.1.	Royalties at the following applicable rate:

7.1.1.1.	0.3% from Net Sales of Product A, commencing on the earlier of: (i) pre-IND meeting with the FDA or similar procedure outside the US regarding Product A; or (ii) 24 months following the Effective Date - all provided that the Research was not terminated earlier by the Company pursuant to Section 2 above; or

7.1.1.2.	0.4% from Net Sales of Product A, upon IND filing or similar procedure outside the US regarding Product A, provided that the Researcher is still providing Consultation Services to the Company at such time; or

7.1.1.3.	0.5% from Net Sales of Product A upon IND approval or similar procedure outside the US regarding Product A, provided that the Researcher is still providing Consultation Services to the Company at such time;

7.1.1.4.	0.8% from Net Sales of Product B, or

7.1.1.5.	0.4% from Net Sales of Product B if such Product B comprises of a service in the Field derived from pluripotent stem cells that uses, is based on, or directly facilitates or supports the use of the Licensed Patents and/or the Joint Patents.

(together, the “Royalties”).

7.1.2.	Sublicense Fees at the following applicable rate (the “Sublicense Fees”):

7.1.2.1.	Two point seventy five percent (2.75%) of Sublicense Consideration received for a Sublicense granted in Product A.

7.1.2.2.	seven percent (7%) of Sublicense Consideration received for a Sublicense granted in Product B.

7.1.2.3.	If a Sublicense is granted for both Product A and Product B, Section 7.1.2.2 (Product B) shall apply.

7.1.2.4.	It is hereby clarified that the Company’s obligation herein to pay Ramot Sublicense Fees with respect to rights granted in Product A shall commence on the earlier of: (i) pre-IND meeting or similar procedure outside the US regarding Product A; or (ii) 24 months following the Effective Date – all provided that the Research was not terminated earlier by the Company pursuant to Section 2 above and the Consultant is still providing Consulting Services to the Company at such time.

7.1.3.	The Company shall grant Ramot an Option (the “Option”) to buy Ordinary Shares of the Company, NIS 0.01 par value each (“Shares”) as follows:

7.1.3.1.	The aggregate number of Shares subject to the Option (“Option Shares”) shall be Two Hundred Thousand (200,000).

7.1.3.2.	During the term of this Agreement, the Option shall vest and become exercisable as follows, provided that the Researcher is still providing Consultation Services to the Company at the time of fulfillment of the applicable vesting milestone:

7.1.3.2.1.	Thirty percent (30%) of the Option Shares will become fully vested and exercisable upon pre-IND meeting with the FDA or similar procedure outside the US regarding a Product; and

7.1.3.2.2.	An additional Thirty percent (30%) of the Option Shares shall become fully vested and exercisable upon IND filing or similar procedure outside the US regarding a Product; and

7.1.3.2.3.	An additional Forty percent (40%) of the Options Shares shall become fully vested and exercisable upon IND approval or similar procedure outside the US in respect of a Product.

7.1.3.2.4.	Notwithstanding the above, the vesting of the Option shall accelerate so all of the Options Shares shall be fully vested and exercisable immediately upon the consummation of an Exit Event occurring during the term of this Agreement only if such Exit Event occurs following the achievement of the first vesting milestone (set out in Section 7.1.3.2.1) and provided that the Researcher is still providing Consultation Services to the Company at such time, and in such case the Option will be deemed automatically exercised and the Company shall issue the underlying Ordinary Shares to the Licensor without any further action required by Ramot (except for payment of the minimum exercise price as set forth in Section 7.1.3.3 below). For the removal of doubt, there shall be no acceleration if the Exit Event occurs prior to the achievement of the first vesting milestone (set out in Section 7.1.3.2.1).

7.1.3.3.	The exercise price of the Option Shares shall be the minimum exercise price permitted by the Tel Aviv Stock Exchange (“TASE”), the Israeli Securities Authorities (“ISA”) and any relevant foreign stock exchange from time to time.

7.1.3.4.	The Option Shares, once vested, may be exercised during a period of Seven (7) years thereof, by written notice to the Company of at least Thirty (30) days.

7.1.3.5.	The Company shall reserve and keep available such number of Shares as shall be sufficient to issue upon exercise of the Option Shares and shall register such Shares, at Company’s expense, with TASE, ISA and any relevant foreign stock exchange according to applicable law.

7.1.3.6.	Ramot shall comply with the lock-up period restrictions under the Israeli Securities Law, 5728-1968 and the Securities Regulations (Details with regard to Sections 15A to 15C of the Law), 5760-2000 and, if applicable, equivalent lock-up periods under the rules of a foreign exchange authority in respect to the Option Shares. Furthermore, the Parties acknowledge and agree that the Company will be required to issue immediate or other report(s) in respect to such Option Shares and the exercise of these Option Shares and hereby consent to the delivery and issuance of such reports by the Company.

7.1.3.7.	All other terms of the Option and Option Shares shall be in accordance with the provisions of the Company’s 2011 Global Incentive Option Scheme (“Option Plan”). The terms and conditions of this Agreement shall govern and prevail in case of any conflict with the terms and conditions of the Option Plan.

7.2.	No Royalties or Sublicense Fees shall be payable in conjunction with (i) sales of Products in connection with any clinical activities, drug screening and samples in reasonable quantities prior to a First Commercial Sale, (ii) amounts received by the Company that are designated in the applicable agreement to be for the performance of research and/or development activities with respect to the Products, and that are actually expended on research and/or development of Products in accordance with a written development plan and budget as evidences in the Company’s written records; and (iii) any equity investments by a Sublicensee in the Company at fair market value (if the investment exceeds the fair market value, only the excess amount will be treated as Sublicense Consideration). For the purpose of the foregoing, the “fair market value” of the Company’s equity securities shall be the average closing price of such shares on the thirty (30) trading days prior to the closing of the equity transaction.

7.3.	The Royalties and Sublicense Fees set forth above shall be payable until expiration of the Royalty Period. “Royalty Period” means a period which shall commence on the Effective Date and shall continue on a country-by-country, Product-by- Product basis, for the longer of: (a) the lapse of fifteen (15) years from such First Commercial Sale of such Product in such country; and (b) until the last to expire of the Licensed Patents and Joint Patents covering the Product in such country.

7.4.	The consideration set forth in Section 2.4, this Section 7, and Sections 10.2 and 11.2 below constitutes the sole consideration payable by the Company or its Affiliates in connection with this Agreement, the conduct of the Research and the grant of the License hereunder.

8.	Reports and Accounting

8.1.	During the term of this Agreement, the Company shall give the Licensor written notice of any (i) Sublicense Consideration received; (ii) First Commercial Sale made with respect to each Product in each country; (iii) the circumstances triggering the vesting of the Option Shares pursuant to Section 7.1.3.2 above, each within thirty (30) days of such event; (iv) receipt of regulatory approval for a Product, specifying its date, the country in which such regulatory approval was obtained and the type of Product in respect of which such regulatory approval was obtained, (v) for as long as the Consultation Services are provided and a for a period of one year thereafter - the filing of any patent applications claiming the Products (or any part thereof), other than Licensed Patents and Joint Patents; and (vi) the occurrence of any of the events specified in Section 16.2.1.

8.2.	Thirty (30) days after the end of each Reporting Period commencing from the earlier of (i) the First Commercial Sale; or (ii) the grant of a Sublicense or receipt of Sublicense Consideration, the Company shall furnish the Licensor with a report (“Periodic Report”) detailing the total sales and Net Sales effected during the preceding Reporting Period, the total Sublicense Consideration received during the preceding Reporting Period and the total Royalties and Sublicense Fees due to the Licensor in respect of that period. Once the events set forth in Subsection (i) or (ii) above, have occurred, Periodic Reports shall be provided to the Licensor whether or not Royalties and Sublicense Fees are payable for a particular Reporting Period. The Periodic Reports shall contain full particulars of all sales made by the Company, Affiliates or Sublicensees and of all Sublicense Consideration received, including a breakdown of the number and type of Products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties and Sublicense Fees payable to be calculated accurately.

8.3.	On the date prescribed for the submission of each Periodic Report, the Company shall pay the Royalties due to the Licensor for the reported period. The Company shall remit to Licensor all Sublicense Fees due to it within thirty (30) days of the receipt of the Sublicense Consideration by the Company or its Affiliates. All payments under this Agreement shall be computed and paid in US dollars or NIS (at the Company’s discretion), using the appropriate foreign exchange rate reported in the Wall Street Journal or Bank of Israel, respectively, on the last working day of the Reporting Period. Such payments shall be without deduction of exchange, collection, or other charges. Payment of value added tax or any other tax, charge, withholding (subject to Section 8) or levy applicable to the payment to the Licensor of the consideration as detailed in Section 7 above, shall be added to each payment in accordance with the statutory rate in force at such time. Payments may be made by wire transfer to Ramot’s account in accordance with written instructions provided by Ramot.

8.4.	The Company shall keep, and shall use best efforts to cause its Affiliates (who make, use, offer to sell, sell or import Products) and Sublicensees to keep, full and correct books of account in accordance with applicable Generally Accepted Accounting Principles as required by international accounting standards enabling the Royalties and Sublicense Fees to be calculated accurately.

The Company shall retain, and shall use best efforts to cause its Affiliates (who make, use, offer to sell, sell or import Products) and Sublicensees to retain, such books of account for five (5) years after the end of each Calendar Year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the Calendar Year in which such termination becomes effective.

The Company shall include in its agreements with Affiliates and Sublicensees a provision incorporating the aforementioned requirements.

8.5.	The Licensor will allow the Company a credit against future Royalties to be paid for Royalties previously paid to it on account of Net Sales that were reported as bad debts in the Company’s annual audited financial statements. The same shall apply with respect to bad debts incurred by Affiliates (who are Sublicensees) and Sublicensees as reported by the Company.

8.6.	Licensor shall be entitled to appoint a representative, at its expense, who must be independent certified public accountants or such other professionals as appropriate (the “Auditors”) to inspect during normal business hours and not more than once annually the Company’s and its Affiliates’ books of account or other relevant documentation to the extent relevant or necessary for the sole purpose of verifying the reports and payments under this Agreement, provided that the Licensor shall coordinate such inspection with the relevant party in advance and that the Auditors shall have executed a Non-Disclosure Agreement in favor of the relevant party, with the relevant party. The Company shall include in its agreements with Sublicensees a provision incorporating the aforementioned requirements with respect to audit of the Sublicensees’ books and upon request by the Licensor (being made no more than once annually), shall enforce such provision upon its Sublicensee/s. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Auditors deliver the results of the audit. Any underpayment shall be subject to interest in accordance with the terms of Section 8.7 below. In the event that any inspection as aforesaid reveals any underpayment by the Company to the Licensor in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to such Licensor in respect of such year, then the Company shall, in addition, pay the cost of such inspection.

8.7.	Any sum of money due to the Licensor which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of annual LIBOR plus five percent (5%) per annum accumulated on a monthly basis.

8.8.	Company will make all payments (excluding any grant of Option and issuance of Option Shares) to the Licensor under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

8.8.1.	Any tax required by a competent tax authority to be withheld on amounts payable under this Agreement (excluding regarding the grant of Option and issuance of Option Shares) will be paid by Company on behalf of the Licensor to the appropriate governmental authority, and Company will furnish the Licensor with proof of payment of such tax, unless the Licensor provides the Company with a suitable exemption. In this case of withholding taxes, the Company will make the payments to the Licensor under this Agreement after deduction or withholding of such taxes on behalf of the Licensor. For the avoidance of any doubt it is stated that the Company shall be the entity paying the Licensor all consideration due to Licensor hereunder.

8.8.2.	In accordance with Section 8.8.1 above, Company and the Licensor will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Company to secure a reduction in the rate of applicable withholding taxes.

8.8.3.	Ramot hereby acknowledges that they are fully aware of the tax consequences associated with the exercise of the Option and hereby agree that they will be liable to pay all applicable taxes, of every nature, including duties, fines and any other payment which may be imposed by the tax authorities, whether in Israel or abroad, and all expenses incurred in connection therewith (including, without limitation, upon the exercise of the Options, the sale of the shares underlying the Option or the registration of the Ordinary Shares subject to the Option in its name).

9.	Ownership

9.1.	As between the Parties, all right, title and interest in and to the Licensed Patents and the Licensed Know-How vest and shall vest in Ramot.

9.2.	As between the Parties, all right, title and interest in and to the Joint Technology shall be owned jointly by the Company and Ramot. The Company shall be entitled to exploit the Joint Technology solely in the Field and solely in accordance with the terms of this Agreement.

9.3.	As between the Parties, all right, title and interest in and to the Company Information and all intellectual property rights therein shall be solely owned by the Company.

9.4.	For the removal of any doubt, nothing in this Agreement shall be construed as the grant to Licensor, Tel-Aviv University and/or the Researcher of any right or license in or to any intellectual property or materials owned or controlled by the Company and any Company Confidential Information except for the limited right to use the same for the purpose of performing their obligations under this Agreement and the Consulting Agreement for the term of the respective agreement.

9.5.	Licensor understands and acknowledges that the Company intends to use OCS funds to finance the development and commercialization of the Products (including the Development Plan but not including the Research or the Consultation Services). The above stated in Sections 9.1-9.3 notwithstanding, it is hereby agreed that in case the OCS demands that the Company shall have sole ownership to OCS funded Know-How and intellectual property rights and as long as such OCS funded properties are subject to the R&D Law as a result of the OCS funding, then such OCS funded properties shall be owned solely by the Company provided that nothing in such ownership shall derogate from the financial rights of Licensor hereunder in respect of such OCS funded properties under this Agreement, which shall be treated in the same manner as stated in this Agreement for all intents and purposes other than ownership.

10.	Patents

10.1.	Filing, Prosecution and Maintenance of Licensed Patents and Joint Patents.

The Company, in consultation with the Licensor, shall be responsible for the filing, prosecution and maintenance of the Licensed Patents and the Joint Patents, at its own cost and expense.

10.2.	General Terms regarding the Patent Process.

10.2.1.	Each application and every patent registration shall be made and registered in the name of Ramot and/or the Company (with respect to the Joint Patents) or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to such party.

10.2.2.	The Parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications for and registering the patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to the registration and maintenance of the Licensed Patents. The Company shall instruct its patent counsel to copy the Licensor’s Head of the Patent Department on all correspondences relating to the patents. Notwithstanding the foregoing, subject to the filing, prosecution and maintenance of patents in the Mandatory Jurisdictions (as described in Section 10.2.4 below), the Company reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

10.2.3.	The Licensor shall assist the Company in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the Company’s request.

10.2.4.	Abandonment.

10.2.4.1.	The Company may elect not to pay for, or to cease paying for the filing, prosecution or maintenance of any of the Licensed Patents or Joint Patents (an “Abandoned Patent Right”) in any country other than a Mandatory Jurisdiction (an “Abandoned Country”). “Mandatory Jurisdictions” are United States, Israel and Europe. The Company shall provide the Licensor with prompt written notice of such election, specifying the relevant Abandoned Patent Right and Abandoned Country (an “Abandonment Notice”). Upon receipt of such Abandonment Notice by the Licensor, and only upon receipt thereof, the Company shall be released from its obligations to, as the case may be, file, prosecute and/or pay for the expenses incurred thereafter in such Abandoned Country with respect to such Abandoned Patent Right. In such event Licensor shall be entitled, but not obliged, to continue (or shall take over, as applicable) the preparation, filing, protection, prosecution, and maintenance of any Abandoned Patent Right in the Abandoned Country at its/their own expense, and in such event the license granted hereunder shall terminate with respect to such Abandoned Patent Right in such Abandoned Country, and Licensor shall be free, without further notice or obligation to the Company, to grant rights in and to such Abandoned Patent Rights with respect to such Abandoned Country to third parties.

10.2.4.2.	In the event that the Abandoned Patent is a Joint Patent, the Company shall assign its entire right, title and interest in such Abandoned Patent in such Abandoned Country to the Licensor, and shall take all action and execute all documents reasonably requested by Licensor in order to perfect the assignment of such Abandoned Patent to the Licensor.

10.2.4.3.	The Company may not elect not to, as the case may be, file, prosecute, maintain and pay for, or to cease paying for, the Licensed Patents and Joint Patents in any of the Mandatory Jurisdictions unless it has received the Licensor’s approval therefor, not to be unreasonably withheld, conditioned or delayed. In the event that the Company fails to meet its obligations pursuant to Section 10.1 and this Section 10.2.4.3 with respect to any Mandatory Jurisdiction, such failure shall constitute a material breach of the Company’s obligations pursuant to this Agreement, and the Licensor shall be entitled to terminate this Agreement in accordance with the provisions of Section 16.2.2.

10.3.	The foregoing does not constitute an obligation, representation or warranty, express or implied, on the part of the Company or Ramot that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Licensed Patents, Licensed Technology, Joint Patents and Joint Technology or any part thereof.

11.	Patent Rights Protection

11.1.	Each Party shall inform the other Party promptly in writing of any alleged infringements by a third party of the Licensed Patents or Joint Patents in the Field, together with any available written evidence of such alleged infringement.

11.2.	The Company, its Affiliate or Sublicensee shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Licensed Patents and Joint Patents against any infringement of such Licensed Patents or Joint Patents in the Field. Before the Company, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Company shall give careful consideration to the views of the Licensor in making its decision whether or not to initiate any legal action and, if relevant, make these views known to its Affiliate or Sublicensee. In the event the Company exercises its right to sue pursuant to this Section 11.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all out of pocket costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then the Licensor shall receive an amount equal to 7% of such funds and the remaining 93% of such funds shall be retained by the Company.

If the Licensor shall determine that the legal actions taken by the Company may adversely affect its rights hereunder, such Licensor shall be entitled to appoint, at its own cost and expense, its own counsel to represent it in such litigation.

If the Company, its Affiliate or its Sublicensee elects to commence an action as described above and the Licensor is a legally indispensable party to such action (being the registered owner of the infringed patent rights), Licensor, at the Company’s expense, may be joined as a co-plaintiff. In such event, the Licensor shall have the right to approve the counsel selected by the Company to represent the parties, such approval not to be unreasonably withheld, conditioned or delayed.

If the Licensor is not required by law to be joined as a co-plaintiff, the Licensor, to the extent permitted by law, and at its own cost, may elect to join the action as a co-plaintiff at its own initiative, however without having power to overrule the Company’s sole discretion regarding directing the defence. Irrespective of whether the Licensor joins any such action as described above, the Licensor shall provide reasonable cooperation to the Company, its Affiliate or its Sublicensee.

11.3.	If the Company, its Affiliate or its Sublicensee do not bring an action against an alleged infringer pursuant to Section 11.2, above, or have not commenced negotiations with said infringer for discontinuance of said infringement within six (6) months after learning of said infringement, the Licensor shall have the right, but not the obligation, to bring an action for such infringement at its own expense. Any award or settlement payment resulting from an action initiated by the Licensor under this Section 11.3 shall first be applied to cover the Licensor’s expenses and thereafter ninety-three percent (93%) of such award or settlement shall be paid to the Licensor and seven percent (7%) shall go to the Company. If the Company has commenced negotiations with said infringer for the discontinuance of said infringement within such 6 month period, the Company shall have an additional period of ninety (90) days from the end of the six month period to conclude its negotiations before the Licensor may bring an action for said infringement. Before the Licensor commences an action with respect to any infringement, it shall give careful consideration to the views of the Company, its Affiliates and Sublicensees in making its decision whether or not to initiate any legal action.

11.4.	No settlement, consent judgment or other voluntary disposition of an infringement suit which involves an act or omission on the part of the Licensor or which adversely affects the Licensed Patents or Joint Patents may be entered without the consent of the Licensor, which consent shall not be unreasonably withheld, conditioned or delayed.

11.5.	If any Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit at its own costs and expense.

11.6.	For the avoidance of any doubt it is stated that notwithstanding the language of this Section 11, with respect to a Joint Patent, the rights and obligations set out in this Section 11 will apply only to the Parties that are the joint owners of the particular Joint Patent.

12.	Representation.

12.1.	Each of the Parties hereby represents and warrants to the other Party that it has the full corporate power and authority to enter into and perform this Agreement and has taken all necessary corporate action to authorize the entry into and performance of this Agreement.

12.2.	Disclaimer – THE LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED TECHNOLOGY OR JOINT TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY THE LICENSOR AS TO THE VALIDITY OF ANY OF THE LICENSED PATENTS OR JOINT PATENTS OR THEIR REGISTRABILITY OR OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY OR JOINT TECHNOLOGY. THE LICENSOR HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NONE OF RAMOT, THE TEL-AVIV UNIVERSITY OR THE RESEARCHER (COLLECTIVELY: “LICENSOR GROUP”) SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THIS AGREEMENT AND/OR THE EXERCISE OF THE LICENSE, EXCEPT THAT WITH RESPECT TO AN ENTITY IN THE LICENSOR GROUP, TO THE EXTENT THAT PURSUANT TO A FINAL AND UN-APPEALABLE COURT ORDER ISSUED BY A COMPETENT COURT OF LAW, SUCH CLAIM ARISES FROM THE RESPECTIVE GROSS NEGLIGENCE OR WILFULL MISCONDUCT OF SUCH ENTITY. EXCEPT IN CASE OF GROSS NEGLIGENCE OR WILFULL MISCONDUCT, THE TOTAL LIABILITY OF THE LICENSOR GROUP UNDER THIS AGREEMENT SHALL NOT EXCEED THE SUMS RECEIVED BY THE LICENSOR FROM THE COMPANY UNDER THIS AGREEMENT.

13.	Confidentiality and Publicity

13.1.	For the purposes of this Agreement (i) “Licensor Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to the Company or any of its Representatives by the Licensor, TAU or any of their Representatives (for purposes of this section, collectively, the “Licensor Representatives”) in connection with the Licensed Technology, Consultation Services or Research, or otherwise under this Agreement, whether in written, oral, electronic or any other form, except and to the extent that any such information: (a) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of the Licensor, as evidenced by the Company’s written records; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the Company or any of its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality to the Licensor with respect to such information; or (d) is independently developed by the Company without the use of or reference to Licensor Confidential Information, as demonstrated by documentary evidence; and (ii) “Company Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed by or on behalf of the Company or any of its Representatives under this Agreement, whether in written, oral, electronic or any other form, and the Company Information, except and to the extent that any such information: (a) was known to the Licensor Representatives at the time it was disclosed, other than by previous disclosure by or on behalf of the Company, as evidenced by Licensor’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by Licensor Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to Licensor Representatives by a third party who is not subject to obligations of confidentiality to the Company with respect to such information; or (d) is independently developed by Licensor Representatives without the use of or reference to the Company Confidential Information, as demonstrated by documentary evidence.

13.2.	Licensor’s Confidential Information. The Company undertakes that during the term of this Agreement and for a period of seven (7) years subsequent thereto, it shall maintain full and absolute confidentiality of and shall not use the Licensor Confidential Information other than for the purposes of this Agreement. The Company undertakes not to convey or disclose any of the Licensor Confidential Information to any third party without the prior written permission of the Licensor. The Company shall be liable for its officers or employees or other Representatives maintaining absolute confidentiality of and not using or disclosing the Licensor Confidential Information except as expressly provided herein. The Company shall treat such Licensor Confidential Information with the same degree of care and confidentiality that it maintains or protect its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

13.3.	Notwithstanding the foregoing, the Company may only disclose the Licensor Confidential Information:

(a)	to those of its Representatives who have a “need to know” such information as necessary for the exercise of its rights and/or performance of its obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement. The Company shall be responsible for ensuring that its Representatives abide by such undertakings of confidentiality; and

(b)	to any potential third party investor, including, any government, public foundation and/or private foundation, in connection with seeking potential funding for the Company, provided that such potential third party investor has executed a confidentiality and non-use agreement which imposes similar obligations to those set out in this Agreement; and

(c)	to any competent authority for the purposes of obtaining any approvals or permissions required for the exercise of the License and/or the implementation of this Agreement, or in the fulfillment of a legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements); and

(d)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that the Company promptly notifies the Licensor thereof in order to enable such Licensor to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

13.4.	The Company Confidential Information. The Licensor undertakes that during the term of this Agreement and for a period of seven (7) years subsequent thereto, it shall maintain in confidence, and shall not use the Company Confidential Information other than for the purposes of this Agreement. Licensor undertakes not to convey or disclose any of the Company Confidential Information to any third party without the prior written permission of the Company. Licensor shall treat such Company Confidential Information with the same degree of care and confidentiality that it maintains and protects its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

13.5.	Notwithstanding the foregoing, the Licensor may only disclose the Company Confidential Information:

(a)	to the research team under the supervision of the Researcher in Tel-Aviv University and to those of the Representatives of the Licensor and/or TAU who have a “need to know” such information as necessary for the exercise of their rights and/or performance of their obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement; and

(b)	to any competent authority in the fulfillment of a legal duty owed to any competent authority; and

(c)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that the Licensor promptly notifies the Company thereof in order to enable the Company to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Licensor’ assistance, if necessary), and such disclosure shall be made to the minimum extent required.

13.6.	Each Party shall be responsible and liable to the other Party for any breach by its Representatives of the undertakings of confidentiality set forth in this Section 13 as if such breach were a breach by such Party itself.

13.7.	Publicity. Following the execution of the Agreement and thereafter, Company may issue press announcements, publications, news releases or other public announcements relating to the Agreement, the Research or to the performance hereunder. Company shall receive the prior written approval of Ramot regarding such publications prior to their issuances. The Company shall be entitled to mention the Researcher’s name, position in and services to the Company in any publicity without retaining the prior written consent of the Licensor or the Researcher.

13.8.	Notwithstanding the above, the Licensor hereby acknowledges and agrees that certain information relating to this Agreement may be disclosed: (i) in the context of due diligence of the Company and to the Sublicensees of the Company and other licensors of the Company (as required for the fulfillment of the Company’s rights under such license agreements with such licensors), subject to written confidentiality obligations that are substantially similar to those of Section 13; and (ii) to the extent required under applicable security laws and/or by any applicable securities exchange, or, in the reasonable opinion of the Company, by the TASE, ISA and/or any relevant foreign stock exchange to comply with reporting or similar obligations.

13.9.	The provisions of this Section shall be subject to permitted publications pursuant to Section 14 below.

14.	Publications

14.1.	The Licensor shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology and/or Joint Technology, are published by the Licensor, Tel-Aviv University, the Researcher or other personnel without first complying with the following procedure.

14.2.	The proposed publication shall be submitted to the Company at least Forty-Five (45) days prior to its publication, in connection with the publication of articles in scientific journals, and at least Twenty-Eight (28) days prior to publications of article abstracts. The Company may, in such time period, provide the Researcher and the Licensor with its comments specifying that the proposed publication contains (i) patentable subject matter for which patent protection should be sought, and/or (ii) Company Confidential Information (other than Joint Technology) that should be removed. Should the Company decide to object to publication as provided in sub-Section 14.2, the publication shall be postponed for a period of not more than two (2) months from the expiry of the review period, to enable the filing of an appropriate patent application, or until the removal of such Company Confidential Information at the Company’s election.

14.3.	The Company, its Affiliates, Prof. Michel Revel and other researchers of the Company or its Affiliates shall have the right to publish information connected with or arising from the utilization of the Licensed Technology and/or Joint Technology pursuant to this Agreement in scientific journals or orally at scientific conventions. Such publications shall be co-authored with the Researcher, as scientifically appropriate and subject to actual contribution to such publication, it being agreed that the Company shall make best efforts to include the Researcher in the writing of any such publication. No Licensor Confidential Information may be published without first receiving the written consent of the Licensor, such consent not to be unreasonably denied.

15.	Liability and Indemnity

15.1.	EXCEPT FOR ANY LIABILITY UNDER SECTION 13, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH PARTY OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

15.2.	The Company undertakes to indemnify, defend and hold harmless Ramot, Tel-Aviv University and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (herein referred to jointly and severally as “Indemnitees”) from and against any claim, investigation or liability including, product liability, damage, loss, costs and expenses, including legal costs and reasonable attorneys’ fees, under any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) incurred by or imposed upon the Indemnitees by reason of any acts or omissions of the Company, its Representatives, Affiliates, Subcontractors, and Sublicensees, or which derive from the development, manufacture, marketing, sale, use or other exploitation, or sublicensing (as applicable) of any Product or the exercise of the License, except and to the extent that with respect to a particular Indemnitee, pursuant to a final and un-appealable court order issued by a competent court of law, such claim arises from such Indemnitee’s gross negligence or willful misconduct.

15.3.	The indemnification obligations in Section 15.2 above are conditional upon compliance with the following conditions:

15.3.1.	the Company is promptly notified in writing of any claim or action in respect of which indemnification may be sought, provided, however, that failure to give such notice promptly shall only relieve the Company of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of the Company to respond to or to defend the Indemnitee against such claim;

15.3.2.	the Company (or its representative) shall have the right to assume sole control over the defense and settlement of such claim or action, provided that (i) no settlement or consent judgment which involves the admission of any liability or wrongdoing on the part of the Indemnitees or which adversely affects the Licensed Patents or Joint Patents, may be entered into without the Licensor’s prior written consent, which shall not be withheld or delayed unreasonably; and (ii) the Company shall keep the Licensor informed of the status and progress of such claim;

15.3.3.	the Indemnitees shall fully cooperate with the Company and its legal representatives in the investigation and defense of such claim or action;

15.3.4.	the Indemnitees shall not make any admissions, compromise or settle any claim or action without the prior written approval of the Company.

The Indemnitees shall be entitled, at their sole discretion, to select and obtain representation by separate legal counsel, at their sole cost.

16.	Termination of the Agreement

16.1.	Subject to the provisions of Section 5, this Agreement shall expire upon the termination or expiry of the Royalty Period, unless earlier terminated in accordance with the terms of this Section 16.

16.2.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, either the Company or the Licensor may terminate this Agreement by written notice to the other in any of the following cases:

16.2.1.	immediately upon such written notice, if: a winding-up order in respect of the other Party is granted, or upon an order being granted against the other Party for the appointment of a receiver, or if the other Party passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of the other Party, or if a temporary or permanent attachment order is granted on the other Party’s assets, or a substantial portion thereof, or if the other Party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the aforegoing in this section 16.2.1 under the laws of any jurisdiction occurs in respect of the other Party; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within 90 (ninety) days of the grant of such order or the performance of such act; or

16.2.2.	upon breach of this Agreement, where such breach has not been remedied within sixty (60) days from the breaching Party’s receipt of written notice from the non-breaching Party requiring such remedy.

16.3.	The Company shall be entitled to terminate the Research without cause in accordance with the provisions of Section 2.3 above.

16.4.	Termination by Licensor upon Challenge to Validity of Patents. In addition to the above, the Licensor shall be entitled to terminate this Agreement with ten (10) business days prior notice to the Company in the event that the Company or its Affiliate brings a Patent Challenge against Ramot. In the event that a Patent Challenge is brought against Ramot by a Sublicensee, the Licensor shall be entitled to require that the Company terminate the Sublicense with such Sublicensee within thirty (30) business days after receipt of written notice from Licensor. In the event that the Company does not terminate the Sublicense within thirty (30) business days of Licensor’s written request, Licensor shall be entitled to terminate this Agreement.

16.5.	Upon early termination of this Agreement for any reason other than due to the expiry of the Royalty Period, (i) the License shall terminate, (ii) the Licensed Technology and all rights included therein shall revert to the Licensor, and the Company and its Sublicensees shall not be entitled to make any further use whatsoever of or practice the Licensed Technology and the Joint Technology, nor shall the Company or its Sublicensees develop, make, have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Product B; and (iii) any existing Sublicense shall terminate; provided, however, that the Licensor shall be entitled, but not obliged, at the request of such Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense Agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense agreement does not derogate from any rights of Ramot under this Agreement or impose any obligations or liabilities on Ramot which are not included in this Agreement.

16.6.	Upon early termination of this Agreement (other than termination due to the expiry of the Royalty Period), (i) the Licensor shall return to the Company or destroy any and all of the Company Confidential Information in soft or hard copy within Thirty (30) days of termination of the License that does not fall within subsections (ii) – (iv) below; (ii) the Company shall return or transfer to the Licensor, all Licensor Confidential Information and all material directly relating to the Licensed Technology, (iii) the Company shall take all action reasonably necessary, including, without limitation, the execution of any document, to assign to Licensor, all of its interest in the Joint Technology, subject to receipt of any applicable third party’s written consent (to the extent required), which the Company shall make best efforts to procure, and the Licensor’s assumption of all the Company’s rights and obligation vis-à-vis applicable third parties in respect of the Joint Technology which includes or is based upon such third party information or materials as aforesaid. In the event that the Licensor licenses or otherwise commercializes the Joint Technology, the Company shall be entitled to receive ten percent (10%) from Net Receipts (as defined below) until the earlier of (i) the Company receiving a total amount equal to $600,000 or (ii) the last to expire of the Joint Patents.

“Net Receipts” shall mean Receipts less Expenses.

“Receipts” shall mean all monetary and non monetary consideration (or at Licensor’s option, the cash equivalent of such non-monetary consideration) actually received by the Licensor in connection with the grant of license under the Joint Technology (“Ramot License”); provided that “Receipts” shall not include payments specifically paid for the conduct of identified research activities relating to the Joint Technology (including customary overhead) and in accordance with detailed budgets and research work plans.

“Expenses” shall mean, to the extent not otherwise reimbursed, all out-of-pocket expenses and reasonable professional fees, including legal fees, patent agent fees and fees paid to other experts, incurred by the Licensor in connection with: (a) the filing, prosecution, maintenance or enforcement of any patent application or patent covering or included in the Joint Technology; or (b) the preparation, negotiation, execution and/or enforcement of the Ramot License.

16.7.	The termination of this Agreement for any reason shall not relieve a Party of any of its respective rights and obligations, which shall have accrued prior to such termination including the obligations to pay Licensor consideration in accordance with Sections 7.1.1 and 7.1.2, which have accrued prior to such termination.

Sections 9, 12, 13, 15, 16.5 – 16.7, 17, 18 and 19 shall survive the termination or expiration of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement; and Section 5 shall survive the expiration of this Agreement as set forth in Section 16.1.

17.	Law

17.1.	The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed exclusively by Israeli law without application of any conflict of law principles that direct that the laws of another jurisdiction apply and jurisdiction shall be granted to the competent court in Tel-Aviv exclusively but subject to Section 17.2 below.

17.2.	Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement governing confidentiality or the exploitation and use of the Licensed Technology may cause irreparable harm, that may be difficult to ascertain and that monetary damages may not afford an adequate remedy. Accordingly, in addition to all other rights and remedies that may be available to the non-breaching Party under this Agreement or by law, in each case of breach or threatened breach of the relevant terms of this Agreement such Party shall be entitled to seek subject to Section 17.1 above an injunctive relief, or if such breach or threatened breach is conducted outside of Israel, in any court of competent jurisdiction, without proof of actual damages.

18.	Miscellaneous

18.1.	Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between the Company (or any of its employees) and the Licensor. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

18.2.	Assignment. No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Party, which consent shall not be unreasonably denied, conditioned or delayed, except that the Company may assign as a whole its entire rights and obligations under this Agreement to an Affiliate or in connection with the sale of all or substantially all of its business or assets in connection with the Field, provided that (i) the assignee undertakes in writing to assume and perform all of the Company’s obligations under this Agreement, and (ii) Ramot shall not, as a result of such assignment, be subject to any additional financial or legal obligation that would not have applied to them but for such assignment, including without limitation, any additional tax (except applicable withholding taxes), impost, fee or deduction on payments made to the Licensor pursuant to this Agreement.

18.3.	No Waiver. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. The failure or delay of a Party to claim the performance of an obligation of another Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

18.4.	Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

18.5.	Legal Costs. Each Party shall bear its own legal expenses involved in the negotiation and drafting of this Agreement.

18.6.	Taxes. Monetary amounts mentioned in this Agreement do not include applicable value added tax (“VAT”) which shall be borne by the Company.

18.7.	Severability. The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision. In the event that the Parties fail to agree within thirty (30) days, the head of the Israeli Bar Association (on his/her own or via a representative that he/she appoints) (“Deciding Expert”) will determine the text of the alternative provision, and each Party shall bear its own costs and the Parties shall equally bear the fees and expenses of the Deciding Expert. Each Party agrees that the determination of the Deciding Expert will be non-appealable, final and binding.

18.8.	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party’s personnel), shortage or failure in the supply of materials or equipment, acts of God or acts, omissions or delays in acting by any governmental authority provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

18.9.	Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

18.10.	Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the later of the signature dates.

18.11.	Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by the Parties.

19.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile, electronic mail or by registered mail or served personally at the following addresses:

To Ramot at:

Ramot at Tel Aviv University Ltd.

P.O. Box 39296,

Tel Aviv 6139001, Israel

Attention: CEO

Facsimile: 972-3-640-6675

Email: ramot@ramot.org

To the Company at:

Kadimastem Ltd.

7 Sapir St., Weizmann Science Park

Ness Ziona 74140, Israel

Attention: Yossi Ben-Yossef, CEO

Facsimile: +972-8-9100698

Email: yossi@kadimastem.com

or such other address furnished in writing by one Party to the other Party. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received five (5) days after being posted by prepaid registered mail. Any notice sent by facsimile or electronic mail shall be deemed to have been received by the next business day after receipt of confirmation of transmission or receipt (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein).

[signature page on the next page]

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS

RAMOT

By:	/s/ Shlomo Nimrodi	By:	/s/ Irit Ben Chlouch
Name:	Shlomo Nimrodi	Name:	Irit Ben Chlouch
Title:	CEO	Title:	VP of Business Development
Date:	January 25, 2015	Date:	January 25, 2015

THE COMPANY

By:	/s/ Yossi Ben Yossef	By:	/s/ Michel Revel
Name:	Yossi Ben Yossef	Name:	Michel Revel
Title:	CEO	Title:	Chief Scientific Officer
Date:	January 22, 2015	Date:	January 22, 2015

DECLARATION BY PROF. SHIMON EFRAT

I the undersigned, Prof. Shimon Efrat, have reviewed, am familiar with and agree to all of the above terms and conditions of this Agreement (including the appendices hereto). I hereby undertake to cooperate fully with Ramot in order to ensure its ability to fulfill its obligations hereunder, as set forth herein and shall refrain from any act or omission which may constitute a breach of this Agreement.

/s/ Shimon Efrat	January 25, 2015
Prof. Shimon Efrat	Date signed